Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Wright Medical Group, Inc. for the registration of 7,857,888 shares of its common stock and 31,659,503 contingent value rights and to the incorporation by reference therein of our reports dated March 13, 2012, with respect to the consolidated financial statements of BioMimetic Therapeutics, Inc. and the effectiveness of internal control over financial reporting of BioMimetic Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Nashville, Tennessee

December 17, 2012